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Exhibit 99.1

COLDWATER CREEK ANNOUNCES PRICING OF STOCK OFFERING

Sandpoint, Idaho, May 20, 2004—Coldwater Creek Inc. (NASDAQ: CWTR) today announced the pricing of a public offering of 3,120,000 shares of its common stock at a price of $20.50 per share. The offering includes 2,000,000 shares being offered by Coldwater Creek and 1,120,000 shares being offered by selling stockholders. In addition, the underwriters will have an option to purchase up to 240,000 additional shares of common stock from Coldwater Creek and up to 228,000 additional shares from selling stockholders to cover over-allotments, if any. The offering is being made through an underwriting group managed by Banc of America Securities LLC and co-managed by Morgan Stanley and RBC Capital Markets.

A registration statement relating to these securities was filed with and has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Coldwater Creek, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to the offering may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166.

Coldwater Creek is a specialty retailer of women's apparel, accessories and gift items through a growing number of full-line retail stores located in major metropolitan areas, an e-commerce web site at http://www.coldwatercreek.com and direct-mail catalogs.

CONTACT: David Gunter, Director of Corporate Communications & Investor Relations of Coldwater Creek Inc., +1-208-263-2266.

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  Exhibit 99.1
COLDWATER CREEK ANNOUNCES PRICING OF STOCK OFFERING